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                          CERTIFICATE OF INCORPORATION

                                       OF

                       PAYLESS CASHWAYS ACQUISITION, INC.

                                    ARTICLE I
                               NAME OF CORPORATION

         The name of the corporation is Payless Cashways Acquisition, Inc.

                                   ARTICLE II
                           REGISTERED OFFICE AND AGENT

         The address of the corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III
                           GENERAL NATURE OF BUSINESS

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation law as presently in effect or as it may hereafter be amended.

                                   ARTICLE IV
                                  CAPITAL STOCK

         Section 4.1 Authorizations. The total number of shares of stock which the corporation shall have the authority to issue is 50,000,000, all of which shares shall have par value of $.01 per share and be designated "Common Stock". The corporation shall reserve 20,000,000 shares of Common Stock to be available for distribution pursuant to the First Amended Plan of Reorganization, as modified (the "Plan"), of Payless Cashways, Inc., an Iowa Corporation and a debtor and debtor-in-possession (the "Debtor") in a Chapter 11 proceeding commenced in the United States Bankruptcy Court for the Western District of Missouri (the "Bankruptcy Court"), and shall issue and deliver a sufficient number of such shares to satisfy the Debtor's obligations under the Plan.

         Section 4.2 Voting Rights of Shares. Notwithstanding anything to the contrary contained in the Delaware General Corporation Law, the corporation shall not, to the extent required by 11 U.S.C. ss. 1123(a)(6), issue any class or series of capital stock without voting rights or with less than proportional voting rights.



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                                    ARTICLE V
                  ACTION BY STOCKHOLDERS; FIRST ANNUAL MEETING;
                                INSPECTION RIGHTS

         Section 5.1 Action by Stockholders. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. Meetings of stockholders may be held within or without the State of Delaware, when and as the bylaws (as amended from time to time) of the corporation may provide. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

         Section 5.2 First Annual Meeting. The first Annual Meeting of the stockholders of the corporation shall take place on a date designated by the board of directors of the corporation which shall in no event be more than twelve (12) months after the effective date of the merger of the Debtor with and into the corporation.

         Section 5.3 Inspection Rights. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Stockholders shall have the right to inspect the books and records of the corporation to the extent and in the manner provided by Delaware law, subject to reasonable restrictions as may be determined by the board of directors or the officers of the corporation, from time to time or with respect to any request for such inspection.

                                   ARTICLE VI
                                    DIRECTORS

         Section 6.1 Number. The number of directors constituting the initial board of directors shall be nine (9); provided, that until the entire initial board of directors has been designated as described in Section 6.2, the initial number of directors shall be two (2). Thereafter, the number of directors constituting the entire board of directors shall be not less than seven (7) nor more than fifteen (15), with the specific number of directors within such minimum and maximum to be authorized from time to time by, and only by, resolution duly adopted by the affirmative vote of a majority of the board of directors.

         Section 6.2 Designation; Classification. All of the initial directors shall be designated and classified by those persons entitled to designate directors pursuant to the Plan and such designations and classifications shall be set forth in the Bankruptcy Court's order confirming the Plan. The board of directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors then constituting the entire board of directors. According to the provisions of the Plan, the two initial directors to be designated by the Debtor shall be as follows:



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         Susan M. Stanton
         425 E. 73rd Terrace
         Kansas City, MO 64131

         David Stanley
         2300 Main St.
         P.O. Box 419466
         Kansas City, MO 64141-0466

         The term of the initial Class I directors shall expire at the annual stockholders' meeting in 1998, the term of the initial Class II directors shall expire at the annual stockholders' meeting in 1999, and the term of the initial Class III directors shall expire at the annual stockholders' meeting in 2000. At each annual stockholders' meeting beginning with the annual stockholders' meeting in 1998, directors elected to succeed the directors whose terms expire at such meeting shall be elected for a full three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain (as nearly as possible), the equality of the number of directors in each class. Whenever the number of directors is increased, each newly created directorship shall be filled by the board of directors acting by the affirmative vote of the majority of the directors then in office. The term of each additional director shall expire upon the expiration of the term of office of the class for which such director has been chosen. In no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which such director's term expires and until a successor shall be duly elected and qualified, or until such director's earlier death, resignation or removal.

         Any vacancies existing on the board of directors for any reason shall be filled only by the board of directors, acting by the affirmative vote of a majority of the directors then in office. The term of a director elected to fill a vacancy shall expire upon the expiration of the term of office of the class in which such vacancy occurred.

                                   ARTICLE VII
                              REMOVAL OF DIRECTORS

         As provided in Section 141 of the Delaware General Corporation Law, (i) any director, or the entire board of directors, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of record of outstanding shares representing at least a majority of the voting power of all the shares of capital stock of the corporation then entitled to vote generally in the election of directors, voting together as a single class, and
(ii) to the extent permitted by law, any director may be removed from office at any time, but only for cause, by the affirmative vote of a majority of the entire board of directors.



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                                  ARTICLE VIII
                           INDEMNIFICATION; INSURANCE

         The directors and officers of the corporation shall be indemnified to the maximum extent permitted by law. Without limiting the foregoing, each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation, to the fullest extent which it is empowered to do so by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, including attorneys' fees, and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the bylaws of the corporation, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. Expenses incurred by a director or officer of the corporation in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized by the Delaware General Corporation Law. The foregoing right of indemnification and advancement of expenses shall be a contract right and shall in no way be exclusive of any other rights of indemnification and advancement of expenses to which any such director or officer may be entitled by law, agreement, vote of stockholders or of disinterested directors or otherwise. All rights of indemnification and advancement of expenses hereunder shall survive any repeal or modification of this Article VIII as to any set of facts or proceeding then existing, shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a director or officer. The procedures with respect to indemnification shall be set forth in the bylaws of the corporation.

         The corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.



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                                   ARTICLE IX
                  LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as presently in effect or as the same may hereafter be amended.

                                    ARTICLE X
               BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

         The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

                                   ARTICLE XI
                            AMENDMENT OF BYLAWS, ETC.

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is hereby authorized to make, amend, alter or repeal the bylaws of the corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to make, amend, alter or repeal the bylaws of the corporation.

                                   ARTICLE XII
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIII
                                  INCORPORATOR

         The name and mailing address of the incorporator is as follows:

    Name of Incorporator               Mailing Address

    Gary D. Gilson                     c/o   Blackwell Sanders Matheny
                                       Weary & Lombardi LLP
                                       2300 Main Street, Suite 1100
                                       Kansas City, Missouri 64108



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                                   ARTICLE XIV
                              POWER OF INCORPORATOR

         The power of the incorporator is to terminate upon the filing of this Certificate of Incorporation.

         IN TESTIMONY WHEREOF, the undersigned has hereunto subscribed his name this 12th day of November, 1997.


                                  /s/ Gary D. Gilson
                                  ------------------------------------------
                                  Incorporator